Ex: 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference Registration Statement No. 333-225720 on Form S-8 of Cambridge Bancorp of our report dated February 14, 2019, relating to the financial statements of Optima Bank & Trust Company as of and for the years ended December 31, 2018 and 2017, appearing in this Current Report on Form 8-K dated October 22, 2019.

/s/  Baker Newman & Noyes LLC

Portland, Maine

October 22, 2019